Exhibit 23.1


Ameriprise Financial, Inc.
55 Ameriprise Financial Center
Minneapolis, Minnesota



We hereby consent to the filing of this opinion with the Securities and Exchange Commission (the "Commission") as an exhibit to the Form 8-K to be filed with the Commission in connection with the issuance and sale of the 7.518% Junior Subordinated Notes due 2066 of Ameriprise Financial, Inc. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

/s/ Wachtell, Lipton, Rosen & Katz
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    Wachtell, Lipton, Rosen & Katz

May 26, 2006